Exhibit 99.01

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Kristen Batch Symantec Corp.	Jonathan Doros Symantec Corp.
650-527-5152	650-527-5523
kristen_batch@symantec.com	Jonathan_Doros@symantec.com

Symantec Prices $1.1 Billion Senior Unsecured Notes Offering

MOUNTAIN VIEW, Calif. – February 7, 2017 – Symantec Corporation (NASDAQ: SYMC) today announced the pricing of its senior unsecured notes in an aggregate principal amount of $1.1 billion (the “senior notes”), increased from $1.0 billion as previously announced. The senior notes will mature on April 15, 2025 and will bear interest at a rate of 5.0% per annum. The senior notes will be sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The offering is expected to close on February 9, 2017, subject to customary closing conditions and the closing of Symantec’s acquisition of LifeLock.

Symantec intends to use the net proceeds of this offering, after deducting underwriting discounts and offering expenses, together with cash on hand, to finance the approximately $2.3 billion aggregate purchase price of its proposed acquisition of LifeLock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the senior notes will be made only by means of a private offering memorandum. The senior notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Symantec will consummate the offering of senior notes, which is subject to market conditions and the impact of general economic, industry or political conditions in the United States or internationally.

Symantec assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.